Exhibit 99.1

LAST UPDATE 04/23/2024

Overview

Grayscale recently submitted filings with the U.S. Securities and Exchange Commission (SEC) to register shares of a new Ethereum exchange-traded fund (ETF*), Grayscale Ethereum Mini Trust (Proposed Ticker: ETH), which would be created through a spin-off and distribution from Grayscale Ethereum Trust (OTCQX: ETHE).** These filings reinforce Grayscale’s commitment to expand access to Ethereum in the U.S., and provide investors and capital market allocators with product optionality – so Grayscale products can support them wherever they are on their Ethereum investing journey.

We connected with Craig Salm, Grayscale’s Chief Legal Officer, to discuss some details of Grayscale’s new ETH regulatory filings.

Craig, thanks for joining us to discuss Grayscale’s latest filings. To start, which regulatory filings did Grayscale submit with the SEC today?

Grayscale recently submitted a registration statement on Form S-1 for a new spot Ethereum ETF called Grayscale Ethereum Mini Trust. Grayscale intends to list this product, subject to required regulatory approvals, on NYSE Arca under ticker “ETH.” In parallel, Grayscale submitted an Information Statement on Schedule 14C for Grayscale Ethereum Trust (OTCQX: ETHE) in connection with the launch of Grayscale Ethereum Mini Trust. The 14C describes the mechanics of how ETHE would seed Grayscale Ethereum Mini Trust through a spin-off of a certain amount of ETHE’s Ether to ETH, with shares of ETH to be distributed pro rata to ETHE’s shareholders, again upon regulatory approval.

We believe approval of Grayscale Ethereum Mini Trust would be a net positive for existing ETHE shareholders who stand to maintain the same exposure to Ethereum with the added benefit of a lower fee averaged across both products.

What is the significance of a “spin-off” and initial distribution of ETH shares to ETHE shareholders?

At a high level, a “spin-off” often refers to a company creating a new independent company or entity by separating out a portion of its existing business. Subsequently, the new entity operates separate and distinct from the original, with its own management, assets, and shares.

In the case of ETHE and ETH, we call it a “spin-off” because a certain percentage (% allocation to be announced) of the Ether underlying ETHE shares would be utilized to ‘seed’ the new Grayscale Ethereum Mini Trust. Shares of ETH would be distributed proportionally to ETHE shareholders, so that ETHE shareholders maintain their same exposure to Ether – though spread between two products, ETHE and ETH, instead of just ETHE.

It’s important to note that the launch of these two spot Ethereum ETFs and the spin-off and distribution from ETHE are pending regulatory approvals. Further, the spin-off is not expected to be a taxable event for ETHE, nor its shareholders.

Why does Grayscale intend to launch two ETFs that each hold Ethereum?

Ultimately, Grayscale aims to build a fulsome Ethereum-based product suite that supports a broad range of investors. We believe that ETHE’s characteristics, especially its liquidity and track record, deliver unmatched value to U.S. investors and capital market allocators who favor those characteristics.

And we know that investors are not a monolith – investors have different needs based on their specific investing strategies. That’s why Grayscale has submitted a registration statement for Grayscale Ethereum Mini Trust with the SEC. Subject to required regulatory approvals, it would launch as a lower-fee alternative spot Ethereum ETF and is designed for investors interested in optimizing their Ethereum ETF investment for a ‘buy and hold’ investment strategy in their brokerage or retirement account, for example.

What is the timeline for the SEC’s decision on spot Ethereum ETFs?

Before spot Ethereum ETFs are allowed to list and trade on national exchanges in the United States, their registration statements must be declared effective and other regulatory requirements must be approved.

•
First, the SEC must approve the listing exchange’s Form 19b-4. Of note, there are two similar spot Ethereum ETF applications approaching the statutory deadlines by which the SEC must either approve or deny such Form 19b-4s in late May 2024.
•
In addition, ETHE’s Form S-3 must be declared effective before ETHE can uplist to NYSE Arca as spot Ethereum ETF. Similarly, ETH’s Form S-1 would need to be declared effective before ETH can list on NYSE Arca.

As always, our team will continue to share updates as they become available.

Is there anything ETHE investors need to do to prepare for the proposed spin-off and distribution?

No, current holders of shares of ETHE don’t need to do anything to prepare for the spin-off. If approved by regulators, investors would see a portion of the Ether underlying their ETHE shares ‘seed’ the creation of the new Grayscale Ethereum Mini Trust all automatically, and investors would receive new ETH shares without taking any action, resulting in investors having shares of both ETHE and ETH in their account on the distribution date.

*Grayscale uses the generic term “ETF” to refer to exchange-traded investment vehicles, including those that are required to register under the Investment Company Act of 1940, as amended (the “40 Act”), as well as other exchange-traded products which are not subject to the registration of the ‘40 Act. The Trust is not registered under the 1940 Act and is not subject to regulation under the 1940 Act, unlike most mutual funds or ETFs.

**Grayscale makes no representation as to when or if such approval will be obtained and when such an exemption or relief will be available. Grayscale will not seek effectiveness of the Form S-3 or Form S-1 registration statements and no offering of shares will take place unless and until such approval is obtained and such an exemption or relief is available.

Grayscale Ethereum Trust and Grayscale Ethereum Mini Trust (each a “Trust”, and collectively, the “Trusts”) have each filed a registration statement (including a prospectus) with the SEC for its offering to which this communication relates. Before you invest, you should read the prospectus in such registration statement and other documents each Trust has filed with the SEC for more complete information about such Trust and its offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, each Trust or any authorized participant will arrange to send you such prospectus (when available) if you request it by emailing info@grayscale.com or by contacting Grayscale Securities, LLC 290 Harbor Drive, Stamford, CT 06902.

Grayscale Investments, LLC (“Grayscale”) is the sponsor of each Trust. Grayscale is not registered as an investment adviser under the Investment Advisers Act of 1940 and the Trusts are not registered under the Investment Company Act of 1940. The Trusts are subject to the rules and regulations of the Securities Act of 1933.

Investing involves risk, including possible loss of principal. An investment in the Trusts is subject to a high degree of risk and heightened volatility. Digital assets are not suitable for an investor that cannot afford the loss of the entire investment.

Each Trust holds Ethereum; however, an investment in such Trust is not a direct investment in Ethereum. As a non-diversified and single industry fund, the value of the shares of each Trust may fluctuate more than shares invested in a broader range of industries.

There is no guarantee that a market for the shares of each Trust will be available which will adversely impact the liquidity of such Trust. The value of each Trust relates directly to the value of its underlying digital asset, the value of which may be highly volatile and subject to fluctuations due to a number of factors.

Smart contracts are a new technology and ongoing development may magnify initial problems, cause volatility on the networks that use smart contracts and reduce interest in them, which could have an adverse impact on the value of Ethereum.